Exhibit 99.2

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces
Departure of Chief Financial Officer
SANTA ANA, Calif. (May 4, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that Richard W. Pehlke has stepped down as executive vice president and chief financial officer effective May 3, 2010. Matthew A. Engel, senior vice president, chief accounting officer will serve as interim chief financial officer until a permanent successor is named. A search for a replacement, which is being lead by Korn/Ferry International, is actively underway.
To facilitate a smooth transition, Pehlke will remain available on a consulting basis up to December 31, 2010.
“Due to Rich’s efforts, Grubb & Ellis is better positioned for sustainable long-term growth,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis. “He has been a valuable member of the executive team, providing the company with steady leadership, particularly with regards to our recent capital raise and the strengthening of our financial position.”
Pehlke joined the company as chief financial officer in February 2007, during which time he oversaw the financial integration following Grubb & Ellis’ merger with NNN Realty Advisors in December 2007, including moving the financial operations to Santa Ana, and, more recently, the company’s $97 million preferred equity offering in November 2009.
“I am very proud of what we accomplished over the past three years,“said Pehlke. “Given the strong position the company is now in and the talented team we have in place I have come to the conclusion that this is the appropriate time for me to seek new challenges and opportunities.”
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,500 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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